Exhibit 10.10

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE AND LOAN PLAN

PHASE II

i

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE AND LOAN PLAN

1.        Purpose. The purpose of this Dominion Resources, Inc. Executive Stock Purchase and Loan Plan, Phase II (the “Plan”) is to encourage and facilitate ownership of Dominion’s common stock by the executives of Dominion and certain of its subsidiaries.

2.        Definitions. As used in the Plan, the following terms shall have the meanings indicated:

(a)	“Applicable Taxes” means the projected assumed federal, state and local income taxes and FICA taxes payable by Participants due to the receipt of the Restricted Stock Match.

(b)	“Average Cost” means the average cost to the Plan of all shares of Company Stock in the Plan Pool, including the purchase price of the Company Stock, any brokerage fees or other costs of acquisition, and the costs associated with any forward purchase contract for the acquisition of Company Stock. Average Cost may be reduced by dividends issued for the first calendar quarter of 2000 on shares of Company Stock in the Plan Pool, and interest earned on the dividends.

(c)	“Bank” means Bank One, NA.

(d)	“Board” means the Board of Directors of Dominion Resources, Inc.

(e)	“Broker” means a registered broker-dealer selected by Dominion.

(f)	“Change of Control” means the occurrence of any of the following events:

(i)	any person, including a “group” as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of Dominion securities having 20% or more of the combined voting power of the then outstanding Dominion securities that may be cast for the election of Dominion’s directors (other than as a result of an issuance of securities initiated by Dominion, or open market purchases approved by the Dominion Board, as long as the majority of the Dominion Board approving the purchases is also the majority at the time the purchases are made); or

(ii)	as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of Dominion before such transactions cease to constitute a majority of the Dominion Board, or any successor’s board of directors, within two years of the last of such transactions.

(g)	“Committee” means the Organization, Compensation and Nominating Committee of the Board.

(h)	“Company Stock” means common stock of Dominion. In the event of a change in capital structure of Dominion, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(i)	“Date of Loan” means the date as of which a Loan is disbursed and the Master Promissory Note evidencing the Loan is issued.

(j)	“Dominion” means Dominion Resources, Inc.

(k)	“Enrollment Agreement” means an agreement between a Participant and Dominion under which the Participant agrees to obtain a Loan to acquire Company Stock under the Plan.

(l)	“Financial Institution” means a bank or other financial institution which makes a Loan to a Participant under the Plan.

(m)	“Facility Agreement” means The Facility and Guaranty Agreement among Dominion Resources, Inc., Bank One, NA as agent and the Financial Institutions Signatory Thereto.

(n)	“Hardship” means a substantial, unavoidable economic hardship incurred by the Participant that cannot be met by other available resources of the Participant or the disability of the Participant. The Committee will determine whether a Hardship exists in its sole discretion.

(o)	“Incentive Plan” means the Dominion Resources, Inc. Incentive Compensation Plan

(p)	“Individual Holdings” means the amount of Company Stock held by the Participant for purposes of the Ownership Guidelines reduced by any Company Stock held by the Participant in a Dominion-sponsored tax qualified retirement plan.

(q)	“Individual Target” means the target amount of Company Stock that a Participant is encouraged to own for purposes of the Ownership Guidelines based on the Participant’s job title as of the Date of Loan.

(r)	“Loan” means a loan from the Financial Institutions to a Participant to acquire Company Stock which shall be evidenced by the Master

Promissory Note of the Participant and such other documents as determined by the Committee.

(s)	“Master Promissory Note” means a promissory note evidencing a Loan to a Participant.

(t)	“Ownership Guidelines” means the Dominion Resources, Inc. Stock Ownership Guidelines, Executive Group, attached as Exhibit A.

(u)	“Participant” means any employee who purchases Company Stock under the Plan.

(v)	“Plan Pool” means the total shares of Company Stock acquired on behalf of the Plan for distribution to Participants that shall not exceed a total value based on the prices at acquisition of $83 million.

(w)	“Pool Stock” means Company Stock acquired pursuant to the Plan Pool.

(x)	“Plan Stock” means Pool Stock and stock acquired pursuant to the Restricted Stock Match.

(y)	“Reimbursement Agreement” means an agreement between the Participant and Dominion, in such form as the Committee shall determine, under which the Participant agrees to repay Dominion in the event Dominion is required to repay the Financial Institutions under the Facility Agreement.

(z)	“Restricted Stock Match” means the shares of Company Stock issued under Section 7 of the Incentive Plan.

(aa)	“Subsidiaries” means any wholly-owned first-tier subsidiary of Dominion.

3.         Eligibility. An employee of Dominion or the Subsidiaries with the title of Vice President or higher or General Manager, Gas Supply (Consolidated Natural Gas) when the Plan is implemented may be eligible to participate in the Plan. The Committee may determine that all or a part of these eligible employees may be eligible for each phase of the Plan. An employee’s participation in the Plan shall not obligate Dominion or the Subsidiaries to pay any particular salary or to continue the employment of a Participant after the Loan.

4.         Participation. To become a Participant, an eligible employee must satisfy the following requirements:

(a)	complete, sign and submit all agreements and other documents as may be required by Dominion, the Bank and the Financial Institutions, relating to the Plan and to a Loan, including but not limited to, an Enrollment Agreement, a Reimbursement Agreement and a Master Promissory Note; and

(b)	provide such financial information as Dominion, the Bank and the Financial Institutions may reasonably request, including but not limited to, a financial statement.

The agreements and other documents specified in this Section 4 shall be in such form and shall be submitted at such times and to such Dominion offices as specified by the Committee. No eligible employee is required to participate in the Plan.

5.        Plan Pool. The Plan Pool shall be acquired as follows:

(a)	Dominion shall engage a Broker to acquire the Plan Pool under the terms of this Section 5.

(b)	The Plan shall arrange for financing of the Plan Pool from the Bank and/or the Financial Institutions under the Facility Agreement. The Plan may enter into margin borrowing arrangements with the Broker.

(c)	The Broker shall be directed to acquire the Plan Pool during an acquisition period established by the Committee. Except as provided in Section 5(d), the Broker shall have complete discretion as to the prices of the Company Stock to be purchased and the timing of, or the manner in which, the Company Stock is to be purchased during the acquisition period.

(d)	Once during the acquisition period, Dominion may change the amount of funds available under the Facility Agreement or the length of the acquisition period. The Committee may set a maximum price at which shares of Company Stock may be acquired for the Plan Pool.

(e)	Any shares of Company Stock remaining in the Plan Pool after all acquisitions by Participants are complete shall be transferred to Dominion.

6.        Stock Purchases. Participants may acquire Company Stock under the Plan by obtaining Loans from the Bank under the following procedures:

(a)	Acquisitions of Company Stock for the Participant shall be achieved through the purchase of Company Stock from the Plan Pool. Participants are not required as a condition of participation in the Plan to meet their Individual Targets. The price per share of Company Stock from the Plan Pool paid by a Participant will be the Average Cost.

(b)	If the Broker is unable to acquire shares for the Plan Pool equal to Participants’ subscriptions because of the maximum price established by the Committee pursuant to Section 5(d), each Participant’s subscription shall be reduced proportionately. If the Broker is unable to acquire sufficient shares for the Plan Pool equal to the minimum $100,000 loan amount for each Participant, no Plan Pool shall be established and

Dominion may thereafter solicit new subscriptions for participation in the Plan under revised terms

(c)	Plan Stock shall initially be held in each individual Participant’s Dominion Direct Investment® Account. Participants shall have full shareholders rights with respect to Plan Stock, including the right to vote the shares and receive dividends (subject to Section 10).

(d)	The amount of the Loan that is attributable to the acquisition of shares from the Plan Pool will be reduced to the extent necessary to provide an amount equal to the Applicable Taxes payable by the Participant, unless the Participant elects under Section 8 to apply the entire proceeds of the Loan to the purchase of Company Stock under the Plan.

7.        Restricted Stock Match. Participants who achieve their Individual Targets as a result of participation in the Plan shall receive a grant of shares of restricted Company Stock that equals 5% of the Pool Stock acquired by the Participant (the “Restricted Stock Match”). Restrictions on Company Stock comprising the Restricted Stock Match shall terminate as of the day after the Date of Loan. Company Stock received pursuant to the Restricted Stock Match shall be held in the Participant’s Dominion Direct Investment® Account.

8.        Amounts of Loans. Loan proceeds shall be used exclusively to purchase Company Stock under the Plan and to pay Applicable Taxes. The Participant may elect in accordance with procedures established by Dominion to apply the entire proceeds of a Loan to the purchase of Company Stock under the Plan.

(a)	The maximum amount of Loans under the Plan for all Participants will be Loans with an aggregate principal amount of $83,000,000.

(b)	The maximum aggregate principal amount of a Loan outstanding for a Participant shall be 10 times the Participant’s annual base salary as of the Date of Loan. The maximum aggregate principal amount of a Loan for a Participant shall not be affected by any subsequent change in the Participant’s annual base salary.

(c)	The minimum amount a Participant may borrow under the Plan shall be $100,000.

(d)	If Loan subscriptions by Participants total more than the maximum amount of loans for a phase of the Plan, every Participant’s subscription shall be proportionately reduced, except that the Loan subscription amount shall not be reduced below $100,000 for any Participant. The Committee may also give priority for Loans to Participants who have not achieved their Individual Target.

(e)	For purposes of calculating Applicable Taxes, Dominion shall use the highest Federal and state income tax rates estimated to be applicable to the

Participant and the FICA rate on amounts in excess of the Social Security wage base.

9.         Loan Terms.

(a)	All Loans made pursuant to the Plan shall include the following provisions:

(i)	Loans shall be unsecured by the Plan Stock or any other asset of a Participant but shall be full recourse to the Participant.

(ii)	The term of a Loan shall be five (5) years from the Date of Loan.

(b)	Pursuant to the terms of the Facility Agreement, Dominion shall guarantee repayment to the Financial Institutions of 100% of the principal and interest owed by each Participant under a Loan; however, each Participant shall be fully obligated to repay to the Financial Institutions all principal and interest on a Loan when due and payable.

(c)	Interest on the Loans shall be set by the Bank at the market rate as provided in the Facility Agreement. The Participant shall remain fully obligated at all times under the Master Promissory Note to repay the entire amount of interest on the Loan, however, Dominion will pay a portion of the interest rate on each Participant’s behalf, subject to certain conditions of this Plan. The Participant’s rate of interest (the “Participant’s Rate”) shall be determined as provided in Exhibit B. Dominion shall pay the amount of interest on the Loan that is greater than the Participant’s Rate (“Company’s Rate”) subject to the further conditions in the Plan. The Participant’s Rate and Company’s Rate shall be established as of the Date of Loan and shall be fixed for the entire term of the Loan. The rates shall not be affected by any change in dividends during the term of the Loan.

(d)	Dominion shall cease payment of Company’s Rate if the Loan is pre-paid, if the Loan is accelerated pursuant to Section 10 below, or if the Participant withdraws any Plan Stock from his Dominion Direct Investment® Account by sale or otherwise.

(e)	At any time, the Committee may, in its sole discretion (but subject to the consent of the Financial Institutions), and subject to such other conditions as it may impose or authorize, extend the time for repayment of a Loan or make other adjustments to a Loan, provided that a change to a Loan shall not, without the consent of the Participant, adversely affect a Participant’s rights under such Loan.

10.        Repayment of Loans.

(a)	Each Participant shall authorize Dominion to pay dividends and other payments related to Plan Stock to an account that each Participant shall open at the Bank to facilitate the administration of the Loan. Each Participant will authorize the Bank to use funds in the account to pay interest on the Loan, and each Participant will be responsible for payment of any amount of the interest that is not covered by withdrawals from the Participant’s account at the Bank or by Dominion’s payment of Company’s Rate. Any amount in a Participant’s account that is in excess of the interest payments will be invested by the Bank subject to the Participant’s direction.

(b)	A Participant may voluntarily prepay a Loan only in the event of (i) death; (ii) retirement on or after the Participant’s early retirement date or normal retirement date as defined in the Dominion Resources, Inc. Retirement Plan; (iii) Hardship; (iv) a Change of Control; or (v) upon approval of Dominion’s Chief Executive Officer or the Committee. In the event of prepayment under this subsection 10(b), the Participant shall pay any early payment fee which may be imposed by the Bank. Notwithstanding the preceding sentence, a Participant may prepay a Loan within 90 days following a Change of Control, in which case, Dominion shall pay any early payment fee which may be imposed by the Financial Institutions.

(c)	A Participant’s Loan shall become due and payable if (i) the Participant’s employment is terminated due to a reduction in force or any other event that occurs with respect to the Participant’s employer such that, after the event, the employer is no longer Dominion or a Subsidiary; (ii) the Participant voluntarily terminates employment with Dominion; (iii) the Participant’s employment is involuntarily terminated for a reason other than that specified in (ii); or (iv) the Participant declares bankruptcy. In the event of acceleration of a Loan under subsections 10(c)(ii), 10(c)(iii) or 10(c)(iv), the Participant shall pay any early payment fee which may be imposed by the Financial Institutions. Dominion shall pay any early payment fee imposed by the Financial Institutions in the event of acceleration of a Loan under subsection 10(c)(i). The Committee or Dominion’s Chief Executive Officer may waive the requirement that a Loan becomes due and payable under this subsection 10(c).

(d)	A Participant’s Loan may become due and payable if a Borrower Event of Repayment as defined in the Master Promissory Note occurs that is not a Plan Event of Default. In the event of acceleration of a Loan under this subsection 10(d), the Participant shall pay any early payment fee which may be imposed by the Financial Institutions.

(e)	All Participants’ Loans may become due and payable if a Plan Event of Default as defined in the Facility Agreement occurs. All Participant’s

Loans will become due and payable in the event of Dominion’s Bankruptcy. In the event of acceleration of a Loan under this subsection 10(e), Dominion shall pay any early payment fee which may be imposed by the Financial Institutions.

11.        Effective Date of the Plan. This Plan shall be effective on January 28, 2000.

12.        Termination, Modification, Change. If not sooner terminated or extended by the Board, this Plan shall terminate at the close of business on the fifth anniversary of the Date of Loan as to new phases of the Plan. The Committee may terminate the Plan or may amend the Plan in such respects as it shall deem advisable except to increase the amount available for Loans. The Board may amend the Plan to increase the amount available for Loans. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect the Participant’s rights under a previously granted Loan.

13.        Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan and its interpretations shall be binding on all parties. The Committee may establish and revise from time to time rules and regulations for the Plan. The Committee may delegate any of its duties and responsibilities under the Plan to employees of Dominion. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

14.        Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to Dominion—at its principal business address to the attention of the Chief Financial Officer; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

IN WITNESS WHEREOF, Dominion has caused this Executive Stock Purchase and Loan Plan to be executed this 15th day of February, 2000.

DOMINION RESOURCES, INC.

By     /s/    G. Scott Hetzer

EXHIBIT A

DOMINION RESOURCES, INC.

STOCK OWNERSHIP GUIDELINES

EXECUTIVE GROUP

Positions	Ownership Guideline Number of Shares
Chief Executive Officer	145,000

Executive Vice President-Dominion
CEO – Designated Operating Companies	35,000

Senior Vice President-
Dominion & Designated Subsidiaries	20,000

Vice President – Dominion &
Designated Subsidiaries	10,000

EXHIBIT B

CALCULATION OF PARTICIPANT’S RATE

The Participant’s Rate on each Loan will be calculated according to the formula below, where the terms are defined as:

B0 = The base amount of the loan used for the acquisition of Pool Stock. The base amount of the loan is calculated by multiplying the number of Company shares the Participant acquires by the price per share.

P = Price per share of Pool Stock.

RM = Market rate of interest on the loan.

RP = Participant’s rate of interest on the loan.

T = The Participant’s assumed marginal income tax rate which is 45.711%.

Z = Total loan balance grossed up for taxes on Bonus Shares.

D = Dividends per share of Company stock which is assumed to be $2.58 annually.

Q = Total shares acquired under the Plan.

Initially, the calculations are:

Q = ( B0 / P ) * 1.05, and

Z = B0 ( 1 + 0.05T).

The Participant’s Rate is calculated as :

RP = [ 1 / ( (1-T) * Z ) ] * [ (D * Q) – (T * RM * Z) ]